Exhibit 99.1

News Release

For Further Information
Investor Relations: Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations: Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com

H&R Block Announces Leadership Transition
Bill Cobb to retire July 31, 2017, Tom Gerke to succeed Cobb as interim president and CEO

For Immediate Release

KANSAS CITY, Mo., May 16, 2017 - H&R Block, Inc. (NYSE: HRB) today announced that president and chief executive officer Bill Cobb will retire from the company and the H&R Block Board of Directors effective July 31, 2017.

In his place, the Board of Directors appointed Tom Gerke, currently the General Counsel and Chief Administrative Officer, to be the interim president and CEO, beginning August 1, 2017.

“It has been an honor and a privilege to lead this great company for the past six years. The decision to retire was difficult, but I leave knowing we created considerable value for shareholders,” Cobb said. “We focused the company back on its core tax business, created a culture of doing the right thing, and just completed a successful 2017 tax season. I wish the company great success, and I look forward to working closely with Tom Gerke over the next 10 weeks to ensure a seamless transition.”

"Bill Cobb came out of retirement to join our Board in 2010 and less than a year later stepped into the CEO role,” said Robert A. Gerard, Chairman of the Board. “Bill led the transformation of H&R Block into a well-run company focused on our state-of-the-art tax preparation business, with a strong and committed management team, financial stability and an exciting future. On behalf of the Board and the entire H&R Block community, I thank Bill for all he has done and wish him the best for a well-earned return to retirement.”

“The Board is focused on conducting a thorough search to identify the leader for H&R Block’s next phase of growth,” Gerard said. “The company will be in excellent hands under Tom, who is a strong leader with deep knowledge of the industry and our company. Tom has prior Fortune 500 public company experience, having served as the president and CEO of Embarq Corporation.”

“Having worked closely with Bill over the past six tax seasons to execute the strategic transition into a more focused tax company, my priorities will be to sustain our positive momentum and continue to deliver value for all of our shareholders,” Gerke said. “I’m excited about the future of H&R Block and am confident in our ability to continue to produce strong results.”

The Board is considering both internal and external candidates, and has retained Crist|Kolder Associates to assist in the search for a permanent president and CEO.

To view Tom Gerke’s full biography, click here.

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About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2016, H&R Block had annual revenues of over $3 billion with 23.2 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.